Exhibit 99.1

                           BUCYRUS INTERNATIONAL, INC.
                       ANNOUNCES SUMMARY UNAUDITED RESULTS
             FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006

             ------------------------------------------------------

      South Milwaukee, Wisconsin - October 23, 2006 - Bucyrus International, Inc. today announced its summary unaudited results for the three and nine months ended September 30, 2006. The following includes the summary unaudited results for these periods. References to "Bucyrus" and the "Company" refer to Bucyrus International, Inc. and its consolidated subsidiaries.

                                                             For the three months          For the nine months
                                                              ended September 30,          ended September 30,
                                                          --------------------------    -------------------------
Dollars in thousands, except per share amounts                2006           2005           2006          2005
-----------------------------------------------------------------------------------------------------------------
Consolidated Statements of Earnings
Sales ................................................    $   184,980    $   157,358    $   532,437   $   402,916
Cost of products sold ................................        137,086        120,930        396,736       306,468
                                                          -----------    -----------    -----------   -----------
Gross profit .........................................         47,894         36,428        135,701        96,448
Selling, general and administrative expenses .........         18,728         13,931         52,266        38,377
Research and development expenses ....................          2,182          1,583          7,155         4,393
Amortization of intangible assets ....................            446            449          1,347         1,352
                                                          -----------    -----------    -----------   -----------
Operating earnings ...................................         26,538         20,465         74,933        52,326

Interest expense .....................................            804          1,278          2,050         3,640
Other expense - net ..................................             83            123            202           238
                                                          -----------    -----------    -----------   -----------
Earnings before income taxes .........................         25,651         19,064         72,681        48,448

Income tax expense ...................................          8,931          6,287         19,881        16,322
                                                          -----------    -----------    -----------   -----------

Net earnings .........................................    $    16,720    $    12,777    $    52,800   $    32,126
                                                          ===========    ===========    ===========   ===========

Net earnings per share (2):
  Basic:
    Net earnings per share ...........................    $       .53    $       .42    $      1.69   $      1.06
                                                          ===========    ===========    ===========   ===========
    Weighted average shares ..........................     31,289,478     30,651,359     31,255,652    30,400,182
                                                          ===========    ===========    ===========   ===========
  Diluted:
    Net earnings per share ...........................    $       .53    $       .41    $      1.67   $      1.03
                                                          ===========    ===========    ===========   ===========
    Weighted average shares ..........................     31,498,745     31,278,852     31,547,086    31,233,156
                                                          ===========    ===========    ===========   ===========

Other Financial Data
EBITDA (1) ...........................................    $    30,151    $    23,897    $    85,837   $    62,448
Non-cash stock compensation expense ..................          1,063             45          2,807           135
Severance ............................................            571            251          1,312           324
(Gain) loss on sale of fixed assets ..................            (19)           (62)            36            91

----------
(1) EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA, a measure used by management to measure liquidity and performance, is reconciled to net earnings and net cash provided by (used in) operating activities in the following table. The Company's management believes EBITDA is useful to the investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is not a recognized term under generally accepted accounting principles ("GAAP") and does not purport to be an alternative to net earnings as an indicator of operating performance or to net cash provided by (used in) operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the Company's debt instruments. The definition of EBITDA used in the Company's debt instruments is further adjusted for certain cash and non-cash charges and is used to determine compliance with financial covenants and the Company's ability to engage in certain activities such as incurring additional debt and making certain payments.

(2)   Adjusted for three-for-two stock split effective as of March 29, 2006.

                                                               For the three months       For the nine months
                                                                ended September 30,       ended September 30,
                                                               ---------------------     ---------------------
Dollars in thousands                                             2006         2005         2006         2005
--------------------------------------------------------------------------------------------------------------
EBITDA Reconciliation
Net earnings ..............................................    $ 16,720     $ 12,777     $ 52,800     $ 32,126
Interest income ...........................................        (174)        (121)        (415)        (479)
Interest expense ..........................................         804        1,278        2,050        3,640
Income taxes ..............................................       8,931        6,287       19,881       16,322
Depreciation ..............................................       3,166        2,971        9,406        8,755
Amortization ..............................................         704          705        2,115        2,084
                                                               --------     --------     --------     --------
EBITDA ....................................................      30,151       23,897       85,837       62,448

Changes in assets and liabilities .........................     (34,275)      (8,750)     (48,509)     (29,772)
Non-cash stock compensation expense .......................       1,063           45        2,807          135
(Gain) loss on sale of fixed assets .......................         (19)         (62)          36           91
Interest income ...........................................         174          121          415          479
Interest expense ..........................................        (804)      (1,278)      (2,050)      (3,640)
Income tax expense ........................................      (8,931)      (6,287)     (19,881)     (16,322)
                                                               --------     --------     --------     --------
Net cash provided by (used in) operating activities .......    $(12,641)    $  7,686     $ 18,655     $ 13,419
                                                               ========     ========     ========     ========

                                                                  September 30,   December 31,
Dollars in thousands                                                  2006           2005
----------------------------------------------------------------------------------------------
Consolidated Balance Sheets
Assets
Cash and cash equivalents .....................................     $ 12,787        $ 12,451
Receivables-net ...............................................      163,259         155,547
Inventories ...................................................      169,235         133,476
Deferred income taxes .........................................       16,612          18,363
Prepaid expenses and other ....................................        7,257           6,982
                                                                    --------        --------
     Total current assets .....................................      369,150         326,819
                                                                    --------        --------

Goodwill ......................................................       47,306          47,306
Intangible assets-net .........................................       33,149          34,565
Deferred income taxes .........................................       13,323          10,355
Other assets ..................................................        8,302           8,767
                                                                    --------        --------
     Total other assets .......................................      102,080         100,993
                                                                    --------        --------

Property, plant and equipment - net ...........................      101,935          64,155
                                                                    --------        --------
     Total assets .............................................     $573,165        $491,967
                                                                    ========        ========

Liabilities and Common Shareholders' Investment
Accounts payable and accrued expenses .........................     $118,790        $106,747
Liabilities to customers on uncompleted contracts and
       warranties .............................................       25,876          35,239
Income taxes ..................................................        8,949          11,943

Current maturities of long-term debt and other short-term
       obligations ............................................        1,891           1,339
                                                                    --------        --------
     Total current liabilities ................................      155,506         155,268
                                                                    --------        --------

                                                                  September 30,   December 31,
Dollars in thousands                                                  2006           2005
----------------------------------------------------------------------------------------------
Postretirement benefits .......................................       14,895          14,257
Pension and other .............................................       34,171          34,567
                                                                    --------        --------
     Total other liabilities ..................................       49,066          48,824
                                                                    --------        --------

Long-term debt ................................................       92,549          66,975
                                                                    --------        --------

Common shareholders' investment ...............................      276,044         220,900
                                                                    --------        --------
     Total liabilities and common shareholders' investment ....     $573,165        $491,967
                                                                    ========        ========

      The results for the three months ended September 30, 2006 include an increase in sales of $27.6 million or 17.6% as compared to the three months ended September 30, 2005. New machine sales were $74.5 million, an increase of $30.0 million or 67.3% from $44.5 million for the three months ended September 30, 2005, and aftermarket parts and service sales were $110.5 million, a decrease of $2.4 million or 2.1% from $112.9 million for the three months ended September 30, 2005. The results for the nine months ended September 30, 2006 include an increase in sales of $129.5 million or 32.1% as compared to the nine months ended September 30, 2005. New machine sales were $181.7 million, an increase of $54.5 million or 42.9% from $127.2 million for the nine months ended September 30, 2005, and aftermarket parts and service sales were $350.7 million, an increase of $75.0 million or 27.2% from $275.7 million for the nine months ended September 30, 2005. The increase in new machine sales for the three and nine month periods ended September 30, 2006 when compared to the comparable periods in 2005 was due to increased prices and sustained demand for commodities that are surface mined by the Company's machines as a result of continued economic growth in the developing world and renewed economic strength in industrialized countries. Aftermarket sales also remain strong as the existing installed fleet of Company machines around the world operates at very high utilization levels. The Company achieved operating earnings of $26.5 million for the three months ended September 30, 2006 and $74.9 million for the nine months ended September 30, 2006. Operating earnings for the three and nine month periods ended September 30, 2006 increased from the comparable periods in 2005 primarily due to increased gross profit resulting from increased sales volume.

      As of September 30, 2006, the Company's total backlog was $755.5 million, $504.3 million of which was expected to be recognized within twelve months of such date. This represents a 14.7% and 22.1% increase from the December 31, 2005 total backlog of $658.6 million and twelve months backlog of $413.1 million, respectively, and a 28.0% and 46.4% increase from the September 30, 2005 total backlog of $590.2 million and twelve months backlog of $344.4 million, respectively. The increase from December 31, 2005 and September 30, 2005 was primarily due to an increase in new machine orders, which totaled $120.5 million during the third quarter of 2006 and included an 8750AC walking dragline in Australia. Inquiries for the Company's machines remain at a high level.

      As of September 30, 2006, the Company had aggregate outstanding indebtedness of $94.4 million compared with $68.3 million at December 31, 2005. The Company had borrowings of $89.0 million under its revolving credit facility as of September 30, 2006 and cash and cash equivalents were $12.8 million as of that date. During the third quarter of 2006, the Company's credit agreement was amended to increase the revolving credit facility from $120.0 million to $200.0 million. Capital expenditures for the nine months ended September 30, 2006 were $47.8 million, which included $34.0 million related to the Company's expansion program discussed below. The remaining capital expenditures consisted primarily of production machinery at the Company's main manufacturing facility.

      On July 20, 2006, Bucyrus announced that it will undertake the third phase of its multi-phase expansion program at its South Milwaukee facility. The first phase of the expansion provides 110,000 square feet of new space for welding and machining of large electric mining shovel components and was substantially complete at the end of the third quarter.

      The second phase, announced on February 16, 2006, will expand the Company's new facility north of Rawson Avenue to over 350,000 square feet of welding, machining and outdoor hard-goods storage space. Construction is expected to be completed in mid-2007 and is currently ahead of the original schedule. The aggregate cost of phase one and two of the expansion project is expected to be approximately $54 million.

      The third phase of the expansion project, which was announced on July 20, 2006, was approved in support of Bucyrus' ongoing efforts to meet the continued growth of demand for its machines and their components. Phase three will include the renovation of manufacturing buildings and offices at the Company's existing facilities south of Rawson Avenue in South Milwaukee, Wisconsin, USA. Its focus is on modernizing and improving manufacturing and administrative efficiencies and includes renovation as well as expansion of existing buildings and the addition of new machine tools. The steps for accomplishing phase three are scheduled to maximize manufacturing throughput during the renovation and construction processes. Phase three construction is scheduled to be completed by the fourth quarter of 2007 and is expected to cost approximately $58 million.

      On October 19, 2006, the Company's Board of Directors declared a cash dividend of $.05 per share on Bucyrus' Class A common stock, which is to be paid on November 20, 2006 to shareholders of record on November 2, 2006.

      Bucyrus will be holding a telephone conference call pertaining to this news release at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Tuesday, October 24, 2006. Interested parties should call 800.573.4752 (617.224.4324 for international callers), participant passcode 37559236. A replay of the call will be available until November 7, 2006 at 888.286.8010 (617.801.6888 internationally), passcode 97781963.

      Bucyrus is one of the world's leading manufacturers of large-scale excavation equipment used in surface mining. Bucyrus machines are used throughout the world by customers mining copper, coal, oil sands, iron ore and other minerals. An important part of Bucyrus' business consists of aftermarket sales in support of its large installed base (almost $12.5 billion based on estimated replacement value) of machines which have service lives from fifteen to forty years.

      This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of predictive, future tense or forward-looking terminology, such as "believes," "anticipates," "expects," "estimates," "intends," "may," "will" or similar terms. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in the forward-looking statements as a result of various factors, some of which are unknown. The factors that could adversely affect the Company's actual results and performance include, without limitation:

      o customers' stockpiles and production capacity, including customer's ability to procure tires for loading trucks, as well as production and consumption rates of copper, coal, iron, oil and other ores and minerals;

      o     the Company's plant capacity;

      o     raw material supply and subcontractor capacity;

      o     the cash flows of customers;

      o     consolidation among customers and suppliers;

      o     work   stoppages   at   customers,   suppliers   or   providers   of
            transportation;

      o the timing, severity and duration of customer and industry buying cycles;

      o unforeseen patent, tax, product, environmental, employee health or benefit, or contractual liabilities that affect the Company;

      o     litigation;

      o nonrecurring restructuring and other special charges incurred by the Company;

      o changes in accounting or tax rules or regulations that affect the Company;

      o     changes in the relative values of currencies;

      o     the Company's leverage and debt service obligations;

      o the Company's success in recruiting and retaining key managers and employees; and

      o     labor costs and labor relations.

      The review of important factors above is not exhaustive, and should be read in conjunction with the other cautionary statements included in the Company's 2005 Annual Report to Shareholders and Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2006 and other cautionary statements described in Bucyrus' subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements attributable to the Company are expressly qualified in their entirety by the foregoing cautionary statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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